PRESS RELEASE SOURCE: First Trust Advisors L.P.

FIRST TRUST ANNOUNCES EXPECTED EFFECTIVE DATE OF FIRST TRUST STRATEGIC HIGH INCOME FUND II'S MERGER INTO FIRST TRUST HIGH INCOME LONG/SHORT FUND

Wheaton, IL - (BUSINESS WIRE) - June 13, 2018 - First Trust Advisors L.P. ("FTA") announced today that, subject to the satisfaction of certain customary closing conditions, the merger of First Trust Strategic High Income Fund II (NYSE: FHY), a closed-end fund managed by FTA, with and into First Trust High Income Long/Short Fund (NYSE: FSD), a closed-end fund managed by FTA, is expected to become effective immediately before the opening of the NYSE on June 25, 2018.

      As previously announced, the shareholders of FHY have approved the fund's merger with and into FSD at a Special Meeting of Shareholders on June 11, 2018. The merger was approved by the Board of Trustees of each of FHY and FSD on March 6, 2018.

      Upon the completion of the transaction, which is expected to be tax-free, the assets of FHY will be transferred to, and the liabilities of FHY will be assumed by, FSD. The shareholders of FHY will receive shares of FSD with a value equal to the aggregate net asset value of the FHY shares held by them.

      FSD is a diversified, closed-end management investment company that seeks to provide current income. FSD has a secondary objective of capital appreciation. FSD seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

      First Trust Advisors L.P., FHY's and FSD's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $126 billion as of May 31, 2018 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

ADDITIONAL INFORMATION / FORWARD-LOOKING STATEMENTS

      This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FHY or FSD. Certain statements made in this news release that are not historical facts are referred to as "forward-looking statements" under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, FHY and FSD undertake no responsibility to update publicly or revise any forward-looking statements.

      An investor should carefully consider the investment objectives, risks, charges and expenses of FHY or FSD, as applicable, before investing. The prospectuses for FHY and FSD contain this and other important information and are available free of charge by calling toll-free at 1-800-621-1675 or writing FHY or FSD at 120 East Liberty Drive, Suite 400, Wheaton, IL 60187. The prospectus should be read carefully before investing.


CONTACT:  Jeff Margolin - (630) 915-6784
CONTACT:  Don Swade - (630) 765-8661
SOURCE:   First Trust Advisors L.P.